EXHIBIT 10.2

R.G. BARRY CORPORATION

13405 Yarmouth Road, N.W.

Pickerington, Ohio 43147

March 15, 2012

Mr. Greg Tunney

President and Chief Executive Officer

R.G. Barry Corporation

13405 Yarmouth Road, N.W.

Pickerington, Ohio 43147

Re: Amendment of Employment Agreement

Dear Greg:

Reference is made hereby to your Employment Agreement with R.G. Barry Corporation (the “Company”) dated May 1, 2009 (the “Employment Agreement”).

We have agreed to amend Section 2 of the Employment Agreement to read as follows, effective upon the signing of this letter by you:

Section 2. Employment Term

With respect to the Executive’s position as Chief Executive Officer and President, the Executive’s initial term of employment under this Agreement shall begin on May 1, 2009 (the “Effective Date”) and shall end on the third anniversary thereof, unless sooner terminated as provided in Section 5. Following the initial Employment Term, the Employment Term shall automatically renew for additional one-year periods unless terminated pursuant to Section 5 or unless either party gives the other thirty (30) days prior written notice of its intent not to renew. The initial term and any renewal thereof are collectively referred to as the “Employment Term.”

If you are in agreement with the amendment to Section 2 of the Employment Agreement set forth above, please so indicate your agreement by signing and returning a copy of this letter to the Company.

Very truly yours, R.G. Barry Corporation

By:	/s/ Gordon Zacks

Agreed to and Accepted:

/s/ Greg Tunney
Greg Tunney

Date: 03/15/12